
                                                                                         Exhibit 11


                                    GTE CORPORATION AND SUBSIDIARIES
                                  CALCULATION OF EARNINGS PER COMMON SHARE

                                                      Three Months Ended           Six Months Ended
                                                            June 30                     June 30
                                                       1997        1996            1997         1996
                                                                     (In Thousands)

  Consolidated net income                            $670,527    $641,811       $1,335,874   $1,258,089

  Adjustments to consolidated net income:
  Add -    Interest expense, net of tax
           effect, on employees' stock plans             -            578             -             813

  Adjusted consolidated net income                   $670,527    $642,389       $1,335,874   $1,258,902

  Average common shares                               955,533     971,844          958,115      973,240

  Adjustments to common shares:
  Add - Employees' stock and stock option plans         1,634       3,774            1,699        3,255

  Adjusted average common shares                      957,167     975,618          959,814      976,495

  EARNINGS PER COMMON SHARE:

  Primary (1)                                            $.70        $.66            $1.39        $1.29

  Fully diluted (2)                                      $.70        $.66            $1.39        $1.29

  (1) Computed by dividing consolidated net income for the periods by the average common shares outstanding. Common stock equivalents are excluded from this computation since they do not have a 3% dilutive effect.

  (2)  Computed assuming conversion or exercise of those preferred stocks and stock plans that would have a dilutive effect.

       (a)  Equivalent common shares to be added to average shares for the employees' stock plan, stock ownership plan and stock options are computed according to the
            "treasury stock" method.

       (b)  Consolidated net income for the periods is adjusted to reflect the increase in income for the interest accrued, net of tax effect, on funds received from installments under the employees' stock plan.

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